Exhibit 99.1

FOR IMMEDIATE RELEASE

April 28, 2022

Codorus Valley Bancorp, Inc.

Reports First Quarter 2022 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), today announced net income of $3.1 million or $0.32 per diluted share, for the quarter ended March 31, 2022. This compares to a net income of $2.7 million or $0.28 per diluted share for the quarter ended December 31, 2021, representing an increase of $359,000 or 13.3 percent and net income of $3.9 million or $0.40 per diluted share, for the quarter ended March 31, 2021.

First quarter financial and operational highlights include:

-	Quarterly net income of $3.1 million compared to net income of $3.9 million in the year-ago quarter and $2.7 million in the linked quarter

-	Board of Directors declared a cash dividend at $0.15 per share

-	Board of Directors appointed new Director at April Board meeting

-	Board of Directors entered into Cooperation Agreement with Driver Opportunity Partners I LP, Driver Management Company LLC and J. Abbott Cooper

-	Hunt Valley Connections Center opened in the Maryland market in the first quarter

-	New niche portfolio mortgage products launched in the first quarter

-	New online small business loan application scheduled to roll out in second quarter 2022

“During the first quarter, our team executed on several key initiatives to enhance the client experience, grow the business, and increase shareholder value. These initiatives include, executing against our shareholder repurchase program, announcing the closure of the Gardenville Financial Center, closing the Young Manor Business Banking Center, and opening our new Hunt Valley location. Net income for the first quarter increased by 13.3 percent compared to the fourth quarter of 2021. Total non PPP loans increased by 3.4 percent annualized compared to the fourth quarter 2021 due to growth in commercial and consumer loans. We anticipate the launch of the new small business online application in the second quarter to further support small business loan growth. We remain focused on growing low cost core deposits and expect the net interest margin will continue to grow within the rising interest rate environment,” stated Craig L. Kauffman, President and CEO.

“Lower gains in mortgage loans impacted non-interest income. In the midst of a rising mortgage rate environment, we have executed on several initiatives this quarter to continue to grow mortgages including rolling out new jumbo niche mortgage products, hiring a Sales Manager, broadening our geographical focus, and promoting the new online mortgage application. We also celebrated the opening of the new Hunt Valley Connections Center in February. This highly visible hub location will help to further grow our presence in Maryland and cultivate business, wealth, and consumer relationships in an important growth market,” added Mr. Kauffman.

REVIEW OF RESULTS

Balance Sheet

Loans

Loans held for investment, which include SBA-backed Paycheck Protection Program loans (SBA PPP loans), decreased by $1.3 million from December 31, 2021 to March 31, 2022, or 0.08 percent as the impact of SBA PPP loan forgiveness outpaced net commercial loan growth. Excluding SBA PPP loans, total loans increased by $12.7 million from December 31, 2021 to March 31, 2022, or 3.4 percent annualized. SBA PPP loans, net of deferred fees and costs, declined by $13.9 million to $13.8 million at March 31, 2022 from $27.7 million at December 31, 2021 due to forgiveness activity.

Non-accrual loans decreased by $3.3 million to $30.2 million over the three months ended March 31, 2022 as a result of PeoplesBank’s continued progress in reducing such assets.

Investment Securities

Investment Securities increased by $48.1 million to $302.4 million at March 31, 2022 compared to $254.3 million at December 31, 2021, as the bank purchased mortgage-backed securities, corporate securities and municipal securities, deploying excess liquidity.

Deposits

Deposits decreased by $47.9 million, or 2.2 percent from December 31, 2021 to March 31, 2022, ending the period at $2.1 billion. During the first quarter of 2022, non-interest bearing demand accounts decreased by $16.3 million or 3.1 percent. Also decreasing during the first quarter of 2022 were money market accounts by $18.0 million or 2.4 percent and certificates of deposits by $27.5 million or 6.0 percent. Offsetting the decreases was a $2.1 million or 0.8 percent increase in interest bearing checking accounts and an $11.7 million increase or 7.8 percent in savings accounts. The change in deposit mix resulted in a 6 basis point decrease in average interest bearing deposit cost of deposits to 0.27 percent for the quarter ended March 31, 2022, compared to 0.33 percent average interest bearing cost of deposits for the quarter ended December 31, 2021.

Income Statement

The Corporation’s net interest income for the three months ended March 31, 2022 was $15.7 million, an increase of 1.5 percent when compared to $15.5 million for the same period in 2021 and the same when compared to $15.7 million for the linked quarter. The Corporation’s tax-equivalent net interest margin (NIM) was 2.79 percent for the three months ended March 31, 2022, compared to 3.04 percent for the same period in 2021 and 2.75 percent for the linked quarter. The growth of lower cost core deposits and resulting near-term growth in short-term investments served to dilute the reported NIM while having minimal impact on net interest income. PPP fees recognized during the quarter ended March 31, 2022 were $356,000, compared to $1.9 million for the quarter ended March 31, 2021 and $760,000 for the quarter ended December 31, 2021. Despite the decrease in PPP fees recognized, net interest income was able to grow during these periods. Deposits continued to shift to lower cost core deposits, reducing our average interest bearing cost of deposits by 35 basis points as compared to the quarter ended March 31, 2021, and 6 basis points on a linked quarter basis.

The provision for loan losses for the three months ended March 31, 2022 was $1.0 million compared to $1.2 million for the same period in 2021 and $1.7 million for the linked quarter. The Corporation’s nonperforming assets ratio was 2.00 percent as of March 31, 2022, a 21.6 percent decrease from the nonperforming assets ratio as of March 31, 2021 of 2.55 percent and a 9.9 percent decrease from the nonperforming assets ratio as of December 31, 2021 of 2.22 percent.

Noninterest income for the first quarter 2022 was $3.9 million, a decrease of $571,000 or 12.9 percent, as compared to noninterest income of $4.4 million for the first quarter 2021 and a decrease of $611,000 or 13.7 percent as compared to the linked quarter. The decrease was primarily due to lower gains on sales of mortgage loans recognized during the current quarter, partially offset by higher income in other categories, particularly trust and wealth fees, as compared to the prior periods.

Noninterest expense was $14.7 million for the first quarter 2022, an increase of $1.0 million or 7.1 percent, as compared to noninterest expense of $13.7 million for the first quarter 2021 and a decrease of 2.6 percent compared to noninterest expense of $15.1 million for the linked quarter. Professional and legal expenses were the primary drive of the increase in the first quarter 2022 compared to the same period in 2021. A decrease in charitable donations was the primary driver between the current quarter and the linked quarter.

Income tax expense for the quarter ended March 31, 2022 was $807,000, compared to $1.1 million, for the same period in 2021 and $639,000 in the linked quarter. The effective tax rate for the three months ended March 31, 2022, March 31, 2021 and December 31, 2021 was 20.9 percent, 21.6 and 19.2 percent, respectively.

Dividend Declared and Stock Buyback

On April 12, 2022, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.15 per share, payable on May 10, 2022 to shareholders of record at the close of business on April 26, 2022. The payment of this $0.15 per share cash dividend for the second quarter 2022 is equal to the cash dividend paid in the prior quarter.

The Corporation repurchased 1,535 shares at a weighted average price of $22.00 per share during the first quarter 2022, completing the share repurchase plan approved in August 2021.

Business Lines

The new Hunt Valley Connections Center opened on February 7, 2022 as the first Connections Center in the Maryland market. This replaced the Hunt Valley Financial Center that was located nearby. The new location allows PeoplesBank to consolidate business, mortgage, and wealth operations in Maryland contributing to our overall strategy of optimizing our delivery channels and provide clients an enhanced retail banking experience. The Hunt Valley Connections Center features expanded hours, drive-thru service and a drive-thru ATM, comfortable conversation areas to speak with a financial mentor, the vision board experience, and a concierge area to assist with digital banking needs.

In the first quarter of 2022, PeoplesBank announced the closure of the Gardenville Financial Center located in Baltimore City. The location will close on May 13, 2022 with clients transitioning to the Perry Hall Financial Center located seven miles north of Gardenville. The Young Manor Business Banking Center in downtown Hanover closed on February 11, 2022.

The Mortgage Banking Division experienced lower than anticipated mortgage sales due to rising rates and a softening of the market. The new online application was in full use during the first quarter and helped to create increased efficiencies and improve the client experience. A Mortgage Sales Manager was hired in late March to increase brand awareness, recruit additional Mortgage Loan Originators (MLOs) in the Maryland market and develop current MLOs. Three new portfolio niche products were finalized and rolled out late in the first quarter -- a new Physician Preferred Mortgage, Entrepreneurial Mortgage, and Private Banking & Private Wealth Mortgage. The mortgage team continues to provide first time homebuyers with 100% financing and a CRA grant program to assist with down payments and closing costs.

Plans are underway to roll out a new online small business loan application process with streamlined underwriting for small business loan products in the second quarter 2022. PeoplesBank will be one of the first in the local market to offer this online experience. Once launched, small businesses will complete an online assessment to determine if they meet eligibility requirements for the online small business loan. If requirements are met, the business will be provided a link to apply for a small business loan. The streamlined application process is estimated to take an average of 15 minutes to complete. The new offering will also allow for electronic signatures of some loan documents. Maximum loan amounts range from $100,000 to $500,000 depending on the product.

PeoplesBank launched a new Rewards+ credit card in December 2021. Success of this new card along with the sales of other credit card products resulted in a 28% increase in credit cards sales during the first quarter.

Subsequent Events

Subsequent to the quarter close on April 12, 2022, Codorus Valley Bancorp, Inc. entered into a Cooperation Agreement (“the Agreement”) with Driver Opportunity Partners I LP, Driver Management Company LLC and J. Abbott R. Cooper (collectively, “Driver”).

In conjunction with the Agreement, the Corporation’s Board of Directors (the “Board”) announced it is implementing a series of initiatives designed to enhance the Corporation’s corporate governance practices, further analyze credit risk policies and practices, and ensure continued alignment with shareholders. These initiatives follow engagement and input from shareholders, including Driver Management Company LLC and its affiliates, which together own 6.7% of Codorus Valley’s outstanding common stock.

The Corporation also announced the appointment of three new directors to its Board. The first new director, John E. Kiernan, Esq., was appointed by the Board at its April 12, 2022 meeting per the terms of the Agreement. Mr. Kiernan has been appointed to the Corporate Governance and Nominating Committee, the Audit Committee, and the Compensation Committee of the Board. The second new director will be chosen solely by the Board, and will be appointed no later than the end of Q2 2022. The Board and Driver together will identify a third new director with substantial public company board experience from the banking sector. Immediately following the appointment to the Board, the third new director will be appointed to the Board’s Enterprise Risk Management Committee. The third new director also will be appointed no later than Q2 2022. Upon completion of these additions, the size of the Board will not exceed eleven directors.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: the recent and continuing COVID-19 pandemic which poses risks and may harm the Corporation’s business and results of operations in future quarters, credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2021 Form 10-K and 2022 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Craig L. Kauffman	Larry D. Pickett
President and CEO	Treasurer
717-747-1501	717-747-1502
ckauffman@peoplesbanknet.com	lpickett@peoplesbanknet.com

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Quarterly			Year-to-Date
	1st Qtr	4th Qtr	1st Qtr	December 31,
	2022	2021	2021	2021
Interest income	$17,297	$17,519	$18,375	$71,691
Interest expense	1,596	1,858	2,898	9,591
Net interest income	15,701	15,661	15,477	62,100
Provision for loan losses	1,027	1,731	1,231	3,663
Noninterest income	3,862	4,473	4,433	16,365
Noninterest expense	14,676	15,070	13,706	56,215
Income before income taxes	3,860	3,333	4,973	18,587
Provision for income taxes	807	639	1,073	3,928
Net income	$3,053	$2,694	$3,900	$14,659
Basic earnings per share	$0.32	$0.28	$0.40	$1.51
Diluted earnings per share	$0.32	$0.28	$0.40	$1.50

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	March 31,	December 31,	March 31,
	2022	2021	2021
Cash and short term investments	$439,215	$545,494	$426,904
Investment securities	303,694	255,596	181,828
Loans	1,530,512	1,537,627	1,592,475
Allowance for loan losses	(22,027)	(22,782)	(22,411)
Net loans	1,508,485	1,514,845	1,570,064
Premises and equipment, net	21,779	21,955	24,816
Operating leases right-of-use assets	3,584	1,697	2,198
Goodwill	2,301	2,301	2,301
Other assets	80,624	76,684	70,393
Total assets	$2,359,682	$2,418,572	$2,278,504

Deposits	$2,095,872	$2,143,765	$1,964,063
Borrowed funds	32,349	32,340	54,342
Subordinated debentures	30,703	30,683	30,622
Operating leases liability	3,738	1,803	2,325
Other liabilities	13,301	14,476	28,401
Shareholders’ equity	183,719	195,505	198,751
Total liabilities and shareholders’ equity	$2,359,682	$2,418,572	$2,278,504

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly
	2022	2021	2021	2021	2021
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income	$3,053	$2,694	$4,783	$3,282	$3,900
Basic earnings per share	$0.32	$0.28	$0.49	$0.33	$0.40
Diluted earnings per share	$0.32	$0.28	$0.49	$0.33	$0.40
Cash dividends paid per share	$0.15	$0.15	$0.13	$0.13	$0.13
Book value per share	$19.28	$20.64	$20.72	$20.44	$20.12
Tangible book value per share (2)	$19.04	$20.40	$20.48	$20.20	$19.89
Average shares outstanding	9,486	9,506	9,699	9,816	9,842
Average diluted shares outstanding	9,517	9,548	9,748	9,848	9,867

Performance Ratios (%)
Return on average assets (3)	0.51	0.46	0.83	0.58	0.71
Return on average equity (3)	6.33	5.46	9.56	6.56	7.96
Net interest margin (4)	2.79	2.75	2.90	2.80	3.04
Efficiency ratio (5)	74.51	74.31	67.33	74.81	68.36
Net overhead ratio (3)(6)	1.81	1.79	1.66	1.85	1.69

Asset Quality Ratios (%)
Net loan charge-offs to average loans (3)	0.47	0.34	0.01	0.19	0.02
Allowance for loan losses to total loans (7)	1.44	1.49	1.47	1.43	1.42
Nonperforming assets to total loans and foreclosed real estate	2.00	2.22	2.75	2.59	2.55

Capital Ratios (%)
Average equity to average assets	8.09	8.34	8.70	8.88	8.97
Tier 1 leverage capital ratio	8.60	8.59	8.92	9.11	9.39
Common equity Tier 1 capital ratio	11.93	12.11	12.38	12.87	13.13
Tier 1 risk-based capital ratio	12.54	12.74	13.01	13.53	13.81
Total risk-based capital ratio	15.67	15.92	16.21	16.80	17.13

(1)	per share amounts and shares outstanding were adjusted for stock dividends
(2)	book value less goodwill and core deposit intangibles
(3)	annualized for the quarterly periods presented
(4)	net interest income (tax-equivalent) as a percentage of average interest earning assets
(5)	noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(6)	noninterest expense less noninterest income as a percentage of average assets
(7)	excludes loans held for sale

Reconciliation of Non-GAAP Financial Measure (Tangible Book Value)

(in thousands, except per share data)	2022	2021	2021	2021	2021
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Total Shareholders’ Equity	$183,719	$195,505	$198,712	$199,273	$198,751
Less: Preferred Stock	0	0	0	0	0
Less: Goodwill and Other Intangible Assets	(2,305)	(2,301)	(2,306)	(2,307)	(2,307)
Tangible Shareholders’ Equity	$181,414	$193,204	$196,406	$196,966	$196,444

Common Shares Outstanding	9,528	9,472	9,592	9,752	9,877
Book Value Per Share	$19.28	$20.64	$20.72	$20.44	$20.12

Book Value Per Share	$19.28	$20.64	$20.72	$20.44	$20.12
Effect of Intangible Assets	(0.24)	(0.24)	(0.24)	(0.24)	(0.23)
Tangible Book Value Per Share	$19.04	$20.40	$20.48	$20.20	$19.89

This report contains certain financial information determined by methods other than in accordance with GAAP.  This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Corporation’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by investors.

ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
(Dollars in thousands)	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate

Assets
Interest bearing deposits with banks	$483,553	$228	0.19%	$497,931	$191	0.15%	$325,193	$81	0.10%
Investment securities:
Taxable	258,112	1,289	2.03	215,571	1,010	1.86	151,517	608	1.63
Tax-exempt	24,583	124	2.05	23,618	118	1.98	19,401	118	2.47
Total investment securities	282,695	1,413	2.03	239,189	1,128	1.87	170,918	726	1.72
Loans:
Taxable (1)	1,516,145	15,594	4.17	1,520,641	16,097	4.20	1,567,817	17,515	4.53
Tax-exempt	10,891	111	4.13	11,004	160	5.78	9,899	97	3.97
Total loans	1,527,036	15,705	4.17	1,531,645	16,257	4.21	1,577,716	17,612	4.53
Total earning assets	2,293,284	17,346	3.07	2,268,765	17,576	3.07	2,073,827	18,419	3.60
Other assets (2)	92,129			99,625			111,868
Total assets	$2,385,413			$2,368,390			$2,185,695
Liabilities and Shareholders’ Equity
Deposits:
Interest bearing demand	$997,383	331	0.13%	$963,920	354	0.15%	$814,058	$430	0.21%
Savings	155,982	12	0.03	147,584	14	0.04	117,627	15	0.05
Time	451,131	719	0.65	476,061	965	0.80	529,466	1,775	1.36
Total interest bearing deposits	1,604,496	1,062	0.27	1,587,565	1,333	0.33	1,461,151	2,220	0.62
Short-term borrowings	9,967	10	0.41	11,505	12	0.40	7,735	8	0.42
Long-term debt	23,363	105	1.82	23,540	145	2.44	49,044	301	2.49
Subordinated debentures	30,696	419	5.54	30,676	369	4.77	30,615	369	4.89
Total interest bearing liabilities	1,668,522	1,596	0.39	1,653,286	1,858	0.45	1,548,545	2,898	0.76
Noninterest bearing deposits	511,170			503,035			423,830
Other liabilities	12,755			14,502			17,340
Shareholders’ equity	192,966			197,567			195,980
Total liabilities and shareholders’ equity	$2,385,413			$2,368,390			$2,185,695
Net interest income (tax equivalent basis)		$15,750			$15,718			$15,521
Net interest margin (3)			2.79%			2.75%			3.04%
Tax equivalent adjustment		(49)			(57)			(44)
Net interest income		$15,701			$15,661			$15,477

(1) Average balances include nonaccrual loans.
(2) Average balances include bank owned life insurance and foreclosed real estate.
(3) Net interest income (tax-equivalent basis) annualized as a percentage of average interest earning assets.